STATE of DELAWARE

AMENDED AND RESTATED CERTIFICATE of TRUST

This Amended and Restated Certificate of Trust is being duly executed and filed by the undersigned trustee in accordance with 6 Del. C. § 12-3810(c) of the Delaware Statutory Trust Act, 12 Del. C., § 3801 et seq. (the “Act”), to amend and restate the original Certificate of Trust of Primark Private Equity Fund, which was filed with the Secretary of State of the State of Delaware on June 15, 2020 (the “Certificate”). The Certificate is amended and restated as follows:

• First:	The name of the statutory trust is Primark Private Equity Investments Fund (the “Trust”).

• Second:

The address of the registered office of the Trust in the State of Delaware and the name and address of the registered agent for service of process in the State of Delaware at such registered office is:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

New Castle County

• Third:	The Trust is or will become, prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended. (15 U.S.C. §§ 80-a-l et seq.).

• Fourth:	The Agreement and Declaration of Trust relating to the Trust (as amended from time to time, the “Declaration of Trust”) provides for the issuance of one or more series of shares of beneficial interest in the Trust which series are divisible into any number of classes representing interest in the assets belonging to that series. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separate (directly or indirectly, including through a nominee or otherwise) from the assets of the Trust generally or of any other series. As provided in the Declaration of Trust, all debts, obligations, expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof, and, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.”

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IN WITNESS WHEREOF, the undersigned Trustee of the Trust does hereby execute this Amended and Restated Certificate of Trust as of the 20th day of August, 2020.

By:	/s/ Michael Bell
	Name:	Michael Bell
	Title:	Trustee